 Exhibit 4.1

Note: May 21, 2019

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL SUM REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL SUM AND ACCRUED INTEREST SET FORTH BELOW.

8% FIXED CONVERTIBLE PROMISSORY NOTE

OF

BLACKBOXSTOCKS, INC.

Issuance Date: May 21, 2019

Total Face Value of Note: Up to $550,000

Initial Consideration: $350,000

Initial Original Issue Discount: $35,000

Initial Principal Sum Due: $385,000

This Note is a duly authorized Fixed Convertible Promissory Note of Blackboxstocks, Inc. a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), designated as the Company's 8% Fixed Convertible Promissory Note in the principal amount of up to $550,000 (the “Note”). This Note will become effective only upon execution by both parties and delivery of the first payment of consideration by the Holder (the “Effective Date”).

For Value Received, the Company hereby promises to pay to the order of Harbor Gates Capital, LLC or its registered assigns or successors-in-interest (the “Holder”) the Principal Sum of $550,000, or such lesser amount of aggregate Consideration plus the applicable OID thereon (as provided herein) drawn by the Company hereunder (the “Principal Sum”) and to pay interest at a rate of 8% per annum on the Principal Sum, to the extent such Principal Sum and any accrued interest and any other interest, fees, liquidated damages and/or items due to

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Holder herein have not been repaid or converted into the Company's common stock (the “Common Stock”), in accordance with the terms hereof. The sum of $350,000 (the “Initial Consideration”) shall be remitted and delivered to the Company, and $35,000 (the “Initial Original Issue Discount”) shall be retained by the Holder through an original issue discount (the “OID”) for due diligence and legal bills related to this transaction. The OID is set at 10% of any Consideration, defined below, paid. The Company covenants that within six months of the Effective Date of the Note, it shall utilize approximately $350,000 of the proceeds in the manner set forth on Schedule 1, attached hereto (the “Use of Proceeds”), and shall promptly provide evidence thereof to Holder, in sufficient detail as reasonably requested by Holder.

For a period of 30 calendar days following the Effective Date of the Note, the Holder may pay additional consideration (each such payment, along with the Initial Consideration, shall be deemed “Consideration” hereunder), plus the prorated 10% OID (together with the Consideration and OID, each, a “Tranche”), to the Company in such amounts (up to $150,000) and at such dates as mutually agreed by the Company and the Holder (each, an “Additional Tranche Date”). The Principal Sum due to Holder shall be prorated based on the Consideration actually paid by Holder (plus the 10% OID, which shall be prorated based on the Consideration actually paid by the Holder) such that the Company is only required to repay the amount funded and the Company is not required to repay any unfunded portion of the Total Face Value of this Note. The Maturity Date is six months from the Effective Date of each payment (the “Maturity Date”) and is the date upon which the Principal Amount Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.

In addition to the 8 % interest per annum referenced above, in the Event of Default pursuant to Section 3.00(a), additional interest will accrue on the Principal Sum then outstanding from the date of the Event of Default at the rate equal to the lower of 18% per annum or the highest rate permitted by law (the “Default Rate”).

This Note will become effective only upon the execution by both parties, including the execution of Exhibits B, C, D, E, Schedule 1 (collectively, the “Exhibits”), and the Irrevocable Transfer Agent Instructions (the “Date of Execution”) and delivery of the initial payment of consideration by the Holder (the “Effective Date”). The Company acknowledges and agrees the Exhibits are material provisions of this Note.

For purposes hereof the following terms shall have the meanings ascribed to them below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Fixed Conversion Price” shall be fixed at a price equal to $0.65.

“Principal Amount” shall refer to the sum of (i) the original Principal Sum of this Note (including the OID, prorated if the Note has not been funded in full), (ii) all accrued but unpaid interest hereunder, (iii) any fees due hereunder, (iv) liquidated damages, and (v) any default payments owing under the Note, in each case previously paid or added to the Principal Amount.

“Principal Market” shall refer to the primary exchange on which the Company’s common stock is traded or quoted.

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“Trading Day” shall mean a day on which there is trading or quoting for any security on the Principal Market.

“Underlying Shares” means the shares of common stock into which the Note is convertible (including interest, fees, liquidated damages and/or principal payments in common stock as set forth herein) in accordance with the terms hereof.

The following terms and conditions shall apply to this Note:

Section 1.00 Repayment.

(a)       The Company may pay this Note, in whole or in part, in cash or in other good funds, according to the following schedule:

Days Since Effective Date	Payment Amount
0-90 days	110% of Principal Amount so paid
91-180 days	115% of Principal Amount so paid

(b)       After 180 days from the Effective Date, the Company shall provide the Holder with two weeks’ (10 Business Days) prior written notice of the Company’s determination to pay any or all of its obligations hereunder. During such two-week period, the Holder may exercise any or all of its conversion rights hereunder. In the event that the Holder does not exercise its conversion rights in respect of any or all of such noticed, prospective payment, the Company shall tender the full amount set forth in such notice (less any amount in respect of which the Holder has exercised its conversion rights) to the Holder within 2 Business Days following the Holder’s exercise (or notification to the Company of non-exercise) of the Holder’s conversion rights in respect of the amount set forth in such notice or upon the expiration of the 10 Business Day period, whichever is earlier. Any such payment by the Company in connection with this provision shall be deemed to have been made on the date that the Holder first receives the above-referenced notice.

Section 2.00 Conversion.

(a)   Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder's sole option, at any time and from time to time to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock as per the applicable Conversion Price, but not to exceed the Restricted Ownership Percentage, as defined in Section 2.00(f). The date of delivery of any conversion notice (“Conversion Notice”) hereunder shall be referred to herein as the “Conversion Date”. The Conversion Price shall be equitably adjusted in the event of a forward split, stock dividend, or the like, but shall not be adjusted in the event of a reverse split, recombination, or the like.

(b)       Stock Certificates or DWAC. The Company will deliver to the Holder, or Holder’s authorized designee, no later than 2 Trading Days after the Conversion Date, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading

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restrictions if the shares of Common Stock underlying the portion of the Note being converted are eligible under a resale exemption pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) of the Securities Act of 1933, as amended) representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer (“FAST”) program, the Company shall instead use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposits and Withdrawal at Custodian (“DWAC”) program (provided that the same time periods herein as for stock certificates shall apply).

(c) Charges and Expenses. Issuance of Common Stock to Holder, or any of its assignees, upon the conversion of this Note shall be made without charge to the Holder for any issuance fee, transfer tax, legal opinion and related charges, postage/mailing charge or any other expense with respect to the issuance of such Common Stock. Company shall pay all Transfer Agent fees incurred from the issuance of the Common Stock to Holder, as well as any and all other fees and charges required by the Transfer Agent as a condition to effectuate such issuance. Any such fees or charges, as noted in this Section that are paid by the Holder (whether from the Company’s delays, outright refusal to pay, or otherwise), will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(d)       Delivery Timeline. If the Company fails to deliver to the Holder such certificate or certificates (or shares through the DWAC program) pursuant to this Section (free of any restrictions on transfer or legends, if eligible) prior to 3 Trading Days after the Conversion Date, the Company shall pay to the Holder as liquidated damages an amount equal to $2,000 per day, until such certificate or certificates are delivered. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder’s actual damages and costs resulting from a failure to deliver the Common Stock and the inclusion herein of any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs. Such liquidated damages will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(e)       Reservation of Underlying Securities. Until such time as the full Principal Amount of this Note has been paid or converted as provided herein, the Company covenants that it will at all times reserve and keep available for Holder, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, five times the number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 2.00, but without regard to any ownership limitations contained herein) upon the conversion of this Note (consisting of the outstanding Principal Amount), under the formula in Section 3.00(c) below, to Common Stock (the “Required Reserve”). The Company covenants that all shares of Common Stock that shall be issuable will, upon issue, be duly authorized, validly issued, fully-paid, non-assessable and freely-tradable (if eligible). If the amount of shares on reserve in Holder’s name at the Company’s transfer agent for this Note shall drop below the Required Reserve, the Company will, within 2 Trading Days of notification from Holder, instruct the transfer agent to increase the number of shares so that the Required Reserve is met. In the event that the Company does not instruct the transfer agent to increase the number of shares so that the Required Reserve is met, the Holder will be allowed, if applicable, to

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provide this instruction as per the terms of the Irrevocable Transfer Agent Instructions attached to this Note. The Company agrees that the maintenance of the Required Reserve is a material term of this Note and any breach of this Section 2.00(e) will result in a default of the Note.

(f)       Conversion Limitation. The Holder will not submit a conversion to the Company that would result in the Holder beneficially owning more than 9.99% of the then total outstanding shares of the Company (“Restricted Ownership Percentage”).

(g)       Conversion Delays. If the Company fails to deliver shares in accordance with the timeframe stated in Section 2.00(d), the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares. The rescinded conversion amount will be returned to the Principal Sum with the rescinded conversion shares returned to the Company, under the expectation that any returned conversion amounts will tack back to the Effective Date.

(h)       Shorting and Hedging. Holder may not engage in any “shorting” or “hedging” transaction(s) in the Common Stock of the Company while the Note is outstanding..

(i)       Conversion Right Unconditional. If the Holder shall provide a Conversion Notice as provided herein, the Company's obligations to deliver Common Stock shall be absolute and unconditional, irrespective of any claim of setoff, counterclaim, recoupment, or alleged breach by the Holder of any obligation to the Company.

Section 3.00 Defaults and Remedies.

(a)       Events of Default. An “Event of Default” is: (i) a default in payment of any amount due hereunder; (ii) a default in the timely issuance of underlying shares upon and in accordance with terms of Section 2.00, which default continues for 2 Trading Days after the Company has failed to issue shares or deliver stock certificates within the 3rd Trading Day following the Conversion Date; (iii) if the Company does not issue the press release or file the Current Report on Form 8-K, in each case in accordance with the provisions and the deadlines referenced Section 5.00(j); (iv) failure by the Company for 3 Business Days after written notice has been received by the Company to comply with any material provision of this Note; (v) any representation or warranty of the Company in this Note that is found to have been incorrect in any material respect when made, including, without limitation, the Exhibits; (vi) failure of the Company to remain compliant with DTC, thus incurring a “chilled” status with DTC, or failure of the Company to abide by the terms of Section 3.00(d); (vii) other than indebtedness of the Company that is in default upon as of the Effective Date, any default of any mortgage, indenture or instrument which may be issued, or by which there may be secured or evidenced any indebtedness, for money borrowed by the Company or for money borrowed the repayment of which is guaranteed by the Company, whether such indebtedness or guarantee now exists or shall be created hereafter; (viii) if the Company is subject to any Bankruptcy Event; (ix) any failure of the Company to satisfy its “filing” obligations under Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and guidelines issued by OTC Markets News Service, OTCMarkets.com and their affiliates; (x) failure of the Company to remain in good standing under the laws of its state of domicile; (xi) any failure of the Company to provide the Holder with information related to its corporate structure including, but not limited to, the number of authorized and outstanding shares, public float, etc. within 1 Trading Day of request by Holder; (xii) failure by the Company to maintain the Required Reserve in accordance with the terms of

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Section 2.00(e); (xiii) failure of Company’s Common Stock to maintain a closing bid price in its Principal Market for more than 3 consecutive Trading Days; (xiv) any delisting from a Principal Market for any reason; (xv) failure by Company to pay any of its Transfer Agent fees in excess of $2,000 or to maintain a Transfer Agent of record; (xvi) failure by Company to notify Holder of a change in Transfer Agent within 24 hours of such change; (xvii) any trading suspension imposed by the United States Securities and Exchange Commission (the “SEC”) under Sections 12(j) or 12(k) of the 1934 Act; (xviii) failure by the Company to meet all requirements necessary to satisfy the availability of Rule 144 to the Holder or its assigns, including but not limited to the timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website; (xix) failure of the Company to abide by the Use of Proceeds or failure of the Company to inform the Holder of a change in the Use of Proceeds; or (xx) failure of the Company to abide by the terms of the right of first refusal contained in Section 5.00(l).

(b)               Remedies. If an Event of Default occurs, the outstanding Principal Amount of this Note owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the “Mandatory Default Amount”. The Mandatory Default Amount means 15% of the outstanding Principal Amount of this Note will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, this Note shall accrue additional interest, in addition to the Note’s 8% interest per annum, at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 3.00(b). No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

(c)               Variable Conversion Price. If, and only if, the Note is not retired on or before the Maturity Date, then at any time and from time to time after the Maturity Date, and subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder's sole option, to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock at the Variable Conversion Price. The “Variable Conversion Price” (together with the Fixed Conversion Price, as may be applicable, the “Conversion Price”) shall be equal to the lower of: (a) the Fixed Conversion Price or (b) 65% of the lowest closing bid price of the Company’s common stock during the 15 consecutive Trading Days prior to the date on which Holder elects to convert all or part of the Note. For the purpose of calculating the Variable Conversion Price only, any time after 4:00 pm Eastern Time (the closing time of the Principal Market) shall be considered to be the beginning of the next Business Day. If the Company is placed on “chilled” status with the DTC, the discount shall be increased by 10%, i.e., from 35% to 45%, until such chill is remedied.

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If the Company is not DWAC eligible through their Transfer Agent and DTC’s FAST system, the discount will be increased by 5%, i.e., from 35% to 40%. In the case of both, the discount shall be a cumulative increase of 15%, i.e., from 35% to 50%.

(d)   DTC Eligibility. The Company hereby warrants and represents to the Holder that as of the issuance date of the Note, the Company is not DTC eligible, and in order to induce the Holder into purchasing the Note, the Company agrees it shall use its best efforts to accomplish the following on or before the date that is 5 months from the Effective Date of the Note: (i) cause the Company’s common stock to be qualified to be held at DTC and traded and serviced through DTC’s electronic book-entry system; (ii) cause its transfer agent to execute a standard form contract with DTC to permit the transfer agent to act as a custodian for DTC, allowing the transfer agent to participate in DTC’s FAST program; and (iii) cause the Company’s common stock, or cause its transfer agent to cause the Company’s common stock, to be eligible for withdrawal via the DWAC system. Furthermore, the Company agrees it shall remain DTC eligible for as long as the Note is outstanding.

Section 4.00 Representations and Warranties of Holder.

Holder hereby represents and warrants to the Company that:

(a) Holder is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), and will acquire this Note and the Underlying Shares (collectively, the “Securities”) for its own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the 1933 Act, in a manner which would require registration under the 1933 Act or any state securities laws. Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of the Securities. Holder can bear the economic risk of the Securities, has knowledge and experience in financial business matters and is capable of bearing and managing the risk of investment in the Securities. Holder recognizes that the Securities have not been registered under the 1933 Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the 1933 Act or unless an exemption from registration is available. Holder has carefully considered and has, to the extent Holder believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Securities for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, and has determined that the Securities are a suitable investment for it. Holder has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Holders’ knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Holder has had an opportunity to ask questions of and receive satisfactory answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of the Securities and the Company, and all such questions have been answered to the full satisfaction of Holder. The Company has not supplied Holder any information regarding the Securities or an investment in the Securities other than as contained in this Agreement, and Holder is relying on its own investigation and evaluation of the Company and the Securities and not on any other information.

(b) The Holder is a limited liability company duly organized, validly existing

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and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. The Holder is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(c) All limited liability company action has been taken on the part of the Holder, its officers, directors, managers and members necessary for the authorization, execution and delivery of this Note. The Holder has taken all limited liability company action required to make all of the obligations of the Holder reflected in the provisions of this Note, valid and enforceable obligations.

(d) Each certificate or instrument representing Securities will be endorsed with the following legend (or a substantially similar legend), unless or until registered under the 1933 Act or exempt from registration:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Section 5.00 General.

(a)        Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b)        Assignment, Etc. The Holder may assign or transfer this Note to any transferee at its sole discretion. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(c)       Amendments. This Note may not be modified or amended, or any of the provisions of this Note waived, except by written agreement of the Company and the Holder.

(d)       Funding Window. The Company agrees that it will not enter into a convertible debt financing transaction, including 3(a)9 and 3(a)10 transactions, with any party other than the Holder for a period of 90 Trading Days following the Effective Date and each Additional Tranche Date, as relevant; except for (i) any such transaction, the proceeds of which shall be used to repay this Note and/or (ii) any transaction or series of transactions for convertible debt financing for debt not in excess of $100,000 and/or (iii) any convertible debt issued to Stephen Chiang under the terms of the Company’s Investors’ Rights Agreement with Mr. Chiang dated October 26, 2016, pursuant to which Mr. Chiang has the right to notice of any offering of convertible debt and a right to purchase on the same terms as any such offering. The

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Company agrees that this is a material term of this Note and any breach of this Section 5.00(d) will result in a default of the Note.

(e)       Piggyback Registration Rights. Except as provided in this Note, the Company shall include on the next registration statement that the Company files with the SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note. If the managing underwriter of any registered offering shall determine and advise Company that, in its opinion, the distribution of all or a portion of the shares issuable upon conversion of this Note would materially adversely affect the distribution of securities being registered by the Company then Company will include in such registration first, the securities that Company proposes to sell and second, the shares issuable upon conversion of this Note, to the extent permitted by the managing underwriter, in its discretion. Failure to do so will result in liquidated damages of 30% of the outstanding Principal Sum of this Note, but not less than $20,000, being immediately due and payable to the Holder at its election in the form of a cash payment or an addition to the Principal Sum of this Note.

(f)       Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any convertible debt security (whether such debt begins with a convertible feature or such feature is added at a later date) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Company shall notify the Holder of such additional or more favorable term and such term, at the Holder's option, shall become a part of this Note and its supporting documentation.. The types of terms contained in the other security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, terms addressing maturity, conversion look back periods, interest rates, original issue discount percentages and warrant coverage.

(g)       Governing Law; Jurisdiction.

(i)                 Governing Law. This Note will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to any conflicts of laws or provisions thereof that would otherwise require the application of the law of any other jurisdiction.

(ii)       Jurisdiction and Venue. Any dispute, claim, suit, action or other legal proceeding arising out of or relating to this Note or the rights and obligations of each of the parties shall be brought only in the or in the federal courts of the United States of America located in Dallas, Texas.

(iii)       No Jury Trial. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

(iv)       Delivery of Process by the Holder to the Company. In the event of an action or proceeding by the Holder against the Company, and only by the Holder against the Company, service of copies of summons and/or complaint and/or any other process that may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known attorney as set forth in its

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most recent SEC filing.

(v)       Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

(h)       No Bad Actor. No officer or director of the Company would be disqualified under Rule 506(d) of the Securities Act of 1933, as amended, on the basis of being a “bad actor” as that term is established in the September 13, 2013 Small Entity Compliance Guide published by the SEC.

(i)       Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates any applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal, fees, liquidated damages or interest on this Note.

(j)       Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including a copy of this Note as an exhibit thereto, with the SEC within the time required by the 1934 Act. From and after the filing of such Current Report, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company, or any of its officers, directors, employees, or agents in connection with the transactions contemplated by this Note. The Company and the Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Holder shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Holder, or without the prior consent of the Holder, with respect to any press release of the Company, none of which consents shall be unreasonably withheld, delayed, denied, or conditioned except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Holder, or include the name of the Holder in any filing with the SEC or any regulatory agency or Principal Market, without the prior written consent of the Holder, except to the extent such disclosure is required by law or Principal Market regulations, in which case the Company shall provide the Holder with prior notice of such disclosure permitted hereunder.

The Company agrees that this is a material term of this Note and any breach of this Section 5.00(j) will result in a default of the Note.

(k)       Attempted Below-par Issuance. In the event that (i) any requested conversion hereunder shall be at a Conversion Price that is less than then-current par value of the Company’s Common Stock and that any or all of such requested conversion would be precluded by state law or otherwise and (ii) within three business days of the requested conversion, the Company shall not have reduced its par value such that all of the requested conversion may then be accomplished, then the Company and the Holder agree to the following conversion protocol:

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the Holder shall generate and transmit to the Company (X) a “preliminary” Conversion Notice for the full number of shares of Common Stock of the above-referenced conversion at the Conversion Price without regard to any below-par value conversion issues; (Y) a “par value” Conversion Notice for the number of shares of Common Stock for the above-referenced conversion with the Conversion Price increased from the Conversion Price set forth in the “preliminary” Conversion Notice to a Conversion Price at par value; and (Z) a “liquidated damages” Conversion Notice for that number of shares of Common Stock that represents the difference between the number of shares of Common Stock in the “preliminary” Conversion Notice and the number of shares of Common Stock in the “par value” Conversion Notice and the Conversion Price of such “liquidated damages Common Shares” would be the par value of the Common Stock. The Company acknowledges that any failure by it to provide the Holder with its full conversion rights under this Note (as a result of a proposed “below par” conversion) will cause the Holder to incur substantial economic damages and losses of types and in amounts that are impossible to compute and ascertain with certainty as a basis for recovery by the Holder of actual damages and that liquidated damages would represent a fair, reasonable, and appropriate estimate thereof. Accordingly, in the event that the Holder is precluded from exercising any or all of its conversion rights hereunder as a result of a proposed “below par” conversion, the Company agrees that, in lieu of actual damages for such failure, liquidated damages may be assessed and recovered by the Holder without being required to present any evidence of the amount or character of actual damages sustained by reason thereof. The amount of such liquidated damages shall be an amount equivalent to the trading price (without discount) utilized in the “preliminary” Conversion Notice multiplied by the number of shares calculated on the “liquidated damages” Conversion Notice. Such amount shall be assessed and become immediately due and payable to the Holder (at its election) in the form of a cash payment, an addition to the Principal Sum of this Note, or the immediate issuance of that number of shares of Common Stock as calculated on the “liquidated damages” Conversion Notice. Such liquidated damages are intended to represent estimated actual damages and are not intended to be a penalty, but, by virtue of their genesis and subject to the election of the Holder (as set forth in the immediately preceding sentence), will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(l)       Right of First Refusal. From and after the date of this Note and at all times hereafter while the Note is outstanding, the Parties agree that, in the event that the Company receives any written or oral proposal (the “Proposal”) containing one or more offers to provide additional capital or equity or debt financing (the “Financing Amount”), the Company agrees that it shall provide a copy of all documents received relating to the Proposal together with a complete and accurate description of the Proposal to the Holder and all amendments, revisions, and supplements thereto (the “Proposal Documents”) no later than 3 business days from the receipt of the Proposal Documents. Following receipt of the Proposal Documents from the Company, the Holder shall have the right (the “Right of First Refusal”), but not the obligation, for a period of 5 business days thereafter (the “Exercise Period”), to invest, at similar or better terms to the Company, an amount equal to or greater than the Financing Amount, upon written notice to the Company that the Holder is exercising the Right of First Refusal provided hereby. In furtherance of the Right of First Refusal, the Company agrees that it will cooperate and assist the Holder in conducting a due diligence investigation of the Company and its corporate and financial affairs and promptly provide the Holder with information and documents that the Holder may reasonably request so as to allow the Holder to make an informed investment decision. However, the Company and the Holder agree that the Holder shall have no more than 5 business days from and after the expiration of the Exercise

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Period to exercise its Right of First Refusal hereunder. This Right of First Refusal shall extend to all purchases of debt held by, or assigned to or from, current stockholders, vendors, or creditors, all transactions under Sections 3(a)9 and/or 3(a)10 or the Securities Act of 1933, as amended, and all equity line-of-credit transactions. In the event that the Company does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction or a 3(a)(10) Transaction while this note is outstanding, without giving Right of First Refusal to the Holder, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $35,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note. Such liquidated damages will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company has caused this Fixed Convertible Promissory Note to be duly executed on the day and in the year first above written.

BLACKBOXSTOCKS INC.
A Nevada corporation

By:
Name:
Title:
Email:
Address:

This Fixed Convertible Promissory Note of May 21, 2019 is accepted this ___ day of , 2019 by

HARBOR GATES CAPITAL, LLC

By:
Name:
Title:	Manager

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EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of that certain $550,000 Fixed Convertible Promissory Note identified as the Note)

DATE: FROM:	___________________________ Harbor Gates Capital, LLC (the “Holder”)

Re:	$550,000 Fixed Convertible Promissory Note (this “Note”) originally issued by Blackboxstocks, Inc., a Nevada corporation, to Harbor Gates Capital, LLC on May 21, 2019.

The undersigned on behalf of Harbor Gates Capital, LLC, hereby elects to convert $_______________________ of the aggregate outstanding Principal Amount (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.001 par value per share, of Blackboxstocks, Inc. (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the “Restricted Ownership Percentage” contained in this Note.

Conversion information:

Date to Effect Conversion

Aggregate Principal Sum of Note Being Converted

Aggregate Interest/Fees of Principal Amount Being Converted

Remaining Principal Balance

Number of Shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address

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EXHIBIT B

WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

BLACKBOXSTOCKS, INC.

The undersigned, being directors of Blackboxstocks, Inc., a Nevada corporation (the “Company”), acting pursuant to the Bylaws of the Corporation, do hereby consent to, approve and adopt the following preamble and resolutions:

Convertible Note with Harbor Gates Capital, LLC

The board of directors of the Company has reviewed and authorized the following documents relating to the issuance of a Fixed Convertible Promissory Note in the amount of up to $550,000 with Harbor Gates Capital, LLC.

The documents agreed to and dated May 21, 2019 are as follows:

8% Fixed Convertible Promissory Note of Blackboxstocks, Inc.

Irrevocable Transfer Agent Instructions

Certificate of Corporate Secretary

Disbursement Instructions

Schedule 1 – Use of Proceeds

The board of directors further agree to authorize and approve the issuance of shares to the Holder at Conversion prices that are below the Company’s then current par value.

IN WITNESS WHEREOF, the undersign member(s) of the board of the Company executed this unanimous written consent as of May 21, 2019.

By:	Gust Kepler

Its:	President and Chief Executive Officer

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EXHIBIT C

CERTIFICATE OF CORPORATE SECRETARY OF

BLACKBOXSTOCKS, INC.

(Two Pages)

The undersigned, Gust Kepler is the duly elected Corporate Secretary of Blackboxstocks, Inc., a Nevada corporation (the “Company”).

I hereby warrant and represent that I have undertaken a complete and thorough review of the Company’s corporate and financial books and records, including, but not limited to, the Company’s records relating to the following:

(A)	The issuance of that certain convertible promissory note dated May 21, 2019 (the “Note Issuance Date”) issued to Harbor Gates Capital, LLC (the “Holder”) in the stated principal amount of up to $550,000 (the “Note”);

(B)	The Company’s Board of Directors duly approved the issuance of the Note to the Holder;

(C)	The Company has not received and does not contemplate receiving any new consideration from any persons in connection with any later conversion of the Note and the issuance of the Company’s Common Stock upon any said conversion;

(D)	To my best knowledge and after completing the aforementioned review of the Company’s stockholder and corporate records, I am able to certify that the Holder (and the persons affiliated with the Holder) are not officers, directors, or directly or indirectly, ten percent (10.00%) or more stockholders of the Company and none of said persons has had any such status in the one hundred (100) days immediately preceding the date of this Certificate;

(E)	The Company’s Board of Directors have approved duly adopted resolutions approving the Irrevocable Instructions to the Company’s Stock Transfer Agent dated May 21, 2019;

(F)	Mark the appropriate selection:

___ The Company represents that it is not a “shell company,” as that term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended, and has never been a shell company, as so defined; or

_X_ The Company represents that (i) it was a “shell company,” as that term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended, (ii) since December 1, 2015it has no longer been a shell company, as so defined, and (iii) on December 7, 2015, it provided Form 10-type information in a filing with the United States Securities and Exchange Commission.

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(G)	I understand the constraints imposed under Rule 144 on those persons who are or may be deemed to be “affiliates,” as that term is defined in Rule 144(a)(1) of the Securities Act of 1933, as amended.

(H)	I understand that all of the representations set forth in this Certificate will be relied upon by counsel to Harbor Gates Capital, LLC in connection with the preparation of a legal opinion.

I hereby affix my signature to this Notarized Certificate and hereby confirm the accuracy of the statements made herein.

Signed: ____________________________________ Date: __________________

Name: Gust Kepler         Title: Secretary

SUBSCRIBED AND SWORN TO BEFORE ME ON THIS ________ DAY OF ____________________ 2019.

Commission Expires:______________

____________________________________

Notary Public

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EXHIBIT D

TO: Harbor Gates Capital, LLC

FROM: Blackboxstocks, Inc.

DATE: May 21, 2019

RE: Disbursement of Funds

Pursuant to that certain Fixed Convertible Promissory Note between the parties listed above and dated May 21, 2019, a disbursement of funds will take place in the amount and manner described below:

Please disburse to:
Amount to disburse:	$350,000
Form of distribution	Wire
Name	Blackboxstocks, Inc.
Company Address	5430 LBJ Freeway, Suite 1485 Dallas, Texas 75240
Wire Instructions:	Bank: ABA Routing Number: Account Number: SWIFT Code: Account Name: Phone:

TOTAL: $350,000

For:	Blackboxstocks, Inc.

By:		Dated:	May 21, 2019
Name:	Gust Kepler
Its:	President and Chief Executive Officer

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EXHIBIT E

COMPANY CAPITALIZATION TABLE AS OF MAY 21, 2019

COMMON STOCK AND COMMON STOCK EQUIVALENTS

ISSUED, OUTSTANDING AND RESERVED

DESCRIPTION	AMOUNT
Authorized Common Stock
Authorized Capital Stock	110,000,000
Authorized Common Stock	100,000,000
Issued Common Stock	23,115,500
Outstanding Common Stock	23,115,500
Treasury Stock	n/a
*Authorized, but unissued	230,771

Authorized Preferred Stock	10,000,000
Issued Preferred Stock	5,000,000

Reserved for Equity Incentive Plans	n/a
Reserved for Convertible Debt	n/a
Reserved for Options and Warrants	100,000
Reserved for Other Purposes	n/a

TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS OUTSTANDING	28,446,271

* Recently sold but unissued shares of Common Stock

Note: If not applicable, enter “n/a” or “zero” in Column 2.

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CURRENT DEBT AND LIABILITIES TABLE

CONVERTIBLE PROMISSORY NOTE BALANCES AND PROMISSORY NOTE BALANCES

DESCRIPTION	ISSUANCE DATE	AMOUNT
Convertible Promissory Note		n/a

Promissory Note
Trammell S. Crow	12-06-2018	$105,326.03
Michael Tierney	02-19-2019	$51,430.14
Gust Kepler	12-06-2018	$108,000.00
Gust Kepler	11-09-2018	$127,456.44

Other Debt and Liabilities
Accounts Payable		$607,715.46

Note: If not applicable, enter “n/a” or “zero” in Column 2.

To my best knowledge and after completing the aforementioned review of the Company’s stockholder and corporate records, I am able to certify the accuracy of the statements made herein.

BLACKBOXSTOCKS, INC.

By:		Dated:	May 21, 2019
Name:	Gust Kepler
Its:	President and Chief Executive Officer

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SCHEDULE 1

USE OF PROCEEDS

Pursuant to that certain Fixed Convertible Promissory Note between the parties listed above and dated May 21, 2019, the Company covenants that it will within, six month(s) of the Effective Date of the Note, it shall use approximately $350,000 of the proceeds in the manner set forth below (the “Use of Proceeds”):

The Company shall have broad discretion to utilize proceeds for general corporate purposes. Nevertheless, though the proceeds are not restricted to any specific purpose, it is anticipated that they will generally be utilized to satisfy Company debt obligations, settlement of Company accounts payable, pay administrative expenses, facilitate the implementation of the Company’s business plans and for working capital.

BLACKBOXSTOCKS, INC.

By:		Dated:	May 21, 2019
Name:	Gust Kepler
Its:	President and Chief Executive Officer